Exhibit 99.2

Press Release of the Fund Dated March 21, 2014

Western Asset Premier Bond Fund Recommends Shareholders of Auction Rate Preferred Shares (“ARPS”) Approve Amendments to Bylaws to Facilitate Issuer Tender Offer for ARPS

New York, NY – March 21, 2014. Western Asset Premier Bond Fund (NYSE: WEA) today announced that the Board of Trustees of the fund has authorized and recommended amendments to the fund’s bylaws that, if approved by holders of the fund’s ARPS, would facilitate an issuer tender offer for the fund’s outstanding ARPS. If the proposed bylaw amendments are approved by holders of the fund’s ARPS, and other conditions are satisfied, the fund intends to subsequently conduct an issuer tender offer for up to 100% of its outstanding ARPS at a price equal to 97% of the liquidation preference of $25,000 per share, or $24,250, plus accrued and unpaid dividends thereon through the expiration of the tender offer. The fund expects to announce additional details, including the timing of the tender offer, if any, as soon as practicable.

It is expected that the fund’s tender offer, if commenced, would contain a number of conditions, including a condition related to the fund’s ability to close upon a secured credit facility and borrow a sufficient amount to replace the ARPS accepted in the tender offer. Certain other conditions and terms would be set forth in the fund’s tender offer materials when they are filed and become available. There can be no assurance that the holders of the ARPS will approve the proposed bylaw amendments, that the fund will enter into a definitive credit facility or borrow thereunder or that any ARPS will be purchased.

The full details of the ARPS tender offer, if commenced, will be available in documents to be filed by the fund under Schedule TO, and the details of the proposed related bylaw amendments will be contained in a Proxy Statement for a special meeting of holders of the ARPS that will be filed with the Securities and Exchange Commission. A Special Meeting of holders of the fund’s ARPS has been called for April 30, 2014 to vote on the proposed amendments to the fund’s Bylaws.

It is anticipated that, if the proposed bylaw amendments are approved and other conditions are met, the fund would likely commence the tender offer for its ARPS beginning in the second quarter of this year.

If the bylaw amendments are approved and the tender offer is completed, the fund expects to obtain investment leverage from borrowing under a secured variable rate twelve-month credit facility. Based on applicable interest rates as of March 20, 2014, the annualized interest rate payable under the currently expected terms of the credit facility would have been greater than the annualized dividend rates then payable on the ARPS in a material way. The final terms of any credit facility and applicable interest rates could change between now and any borrowing by the fund. If the fund engages in the tender offer and obtains investment leverage by borrowing under a credit facility, the fund currently expects to seek to continually renew or replace the credit facility at the end of a term as long as management believes renewal or replacement is appropriate for the fund. It is possible that, in the future, any credit facility the fund enters into may become more or less expensive relative to the dividend rate that would be paid under the terms of the ARPS, or may become unavailable on terms that are acceptable to the fund.

In addition, the Board of Trustees of the fund has amended the fund’s bylaws to clarify that the fund’s annual meeting may be set for any date within the timeframes permitted by any national securities exchange on which the fund’s shares principally trade. This amendment did not require shareholder approval. The date of the fund’s 2014 annual meeting has not yet been set.

Western Asset Premier Bond Fund is a closed-end management investment company that invests primarily in a diversified portfolio of debt securities. It has been advised by Western Asset Management Company, a subsidiary of Legg Mason, Inc., since the fund’s inception in 2002. Additional information regarding the matters addressed in the press release may be announced subsequently via press release under the fund’s ticker, which can be accessed at www.lmcef.com.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell ARPS of the fund. The fund has not yet commenced any tender offer described in this press release. Upon commencement, if any, of a tender offer the fund would file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal and other related documents, and the tender offer documents, when available, would be mailed by the fund to holders of the ARPS. A definitive proxy statement, when available, will be mailed by the fund to holders of ARPS on the record date for the special meeting relating to the proposed amendments to the fund’s bylaws as described above. Holders of the ARPS would be able to obtain the tender offer documents and definitive proxy statement free of charge when they are filed and become available on the Securities and Exchange Commission’s website at www.sec.gov. In addition, the fund would make available to its ARPS holders, without charge, additional copies of the proxy statement, offer to purchase and related letter of transmittal. ARPS holders should read these documents and related exhibits for the fund when they are filed and become available as the documents would contain important information about the proxy solicitation and the fund’s tender offer, if any.

THIS PRESS RELEASE IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUNDS. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati - (212) 805-6036, mrosati@leggmason.com.

Western Asset Management Company and Legg Mason Investor Services, LLC are subsidiaries of Legg Mason, Inc.

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